EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED MARCH 25, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     3/25/05

                          Weekly ROR     MTD ROR     YTD ROR

Class A Units               -4.17%        -1.00%      -3.72%
Class B Units               -4.19%        -1.07%      -3.94%
* Subject to independent verification

The Fund experienced losses in a majority of sectors during the trading week, which was shortened due to the Good Friday holiday. Positions in the foreign currencies, stock indices and agricultural/soft commodities sustained the largest setbacks as worries over inflation and a stronger U.S dollar reverberated throughout the markets. Gains came from positions in the fixed income sector.

Long positions in foreign currencies lost ground as concerns over inflation sparked a massive rally in the U.S. dollar. After the Federal Reserve's Open Market Committee raised short-term interest rates another quarter-point on Tuesday, markets focused on statements from the Fed indicating that the central bank is more concerned with inflation than was previously thought. While trying to maintain the "measured" approach that they have adopted in hiking rates seven times since last June, the Committee warned that "pressures on inflation have picked up in recent months and pricing power is more evident", language that analysts termed as "strong". The comments started a wave of buying in the U.S. dollar that sent most of its counterparts to lower levels. Long positions in the British pound were hit particularly hard as the currency plunged more than four cents against the dollar by the end of the week. The euro fell three cents against the dollar while the Australian dollar was more than two cents lower for the week. Longs in the New Zealand dollar also lost ground as that currency sank against the greenback. Short positions in the U.S. dollar index were also losers as the contract rallied 2.01 points ($2,005 per contract) in New York.

Long positions in stock indices also sustained losses as a result of the Fed's comments. Analysts said the prospect of a more aggressive approach to short-term interest rates by the Federal Reserve sent share prices lower. Longs in the mini-Dow Jones futures contract sustained losses as the index fell 167 points by the end of trading on Thursday. The S&P Composite Index fell 15.30 points for the shortened week, hurting long positions there as well. Long overseas positions also experienced some setbacks as the Canadian S&P and the Tokyo Nikkei closed the session in lower territory.

The strength in the U.S. dollar contributed to weakness in the agricultural and soft commodities, hurting long positions there. Analysts said that investors moved to sell commodities as the greenback rallied, hoping to take profits in the form of a stronger dollar. May soybeans fell 20.25 cents while soybean meal closed $3.70 for the session. Longs in the corn contract sustained losses as the market closed the week 9.25 cents lower. Profit-taking was also the cause of a massive sell-off in the coffee market, hurting long positions there. The May


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com
contract fell 12.30 cents, or a little more than 9%, as investors moved to liquidate long positions before the long Easter weekend.

Lastly, short positions in the fixed income sector gained as the Fed's comments pushed prices for financial instruments lower. Short positions in the U.S. Thirty-year bond in Chicago profited as the comments helped the June contract settle 26/32s lower for the session. Shorts in the Ten and Five-year note contracts gained ground as both issues settled the week at least one-half point lower. Short positions in the shorter-term financial instruments gained as the September Eurodollar contract fell 14 basis points while the December issue closed 17.5 points lower. Shorts in the Australian Ten-year bond and 90-day bank bill contract also resulted in profits as both those markets closed lower.








































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com